Exhibit 10-Z

Description of Arrangement for James J. Padilla

From September 1, 1978 until September 1, 1979, James J. Padilla, Ford’s President and Chief Operating Officer, took an unpaid leave of absence from the Company to participate in the White House Fellowship Program. Mr. Padilla did not receive any pension credit under the Company’s General Retirement Plan (“GRP”) during the term of his service as a White House Fellow. In order to provide Mr. Padilla with benefits that approximately duplicate the benefits he would have received under the GRP, in September 2003 the Company approved that 0.8 years of service be credited to Mr. Padilla under the Company’s Executive Separation Allowance Plan and the Supplemental Executive Retirement Plan.